Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Preliminary Prospectus of National Technical Systems, Inc. for the registration of 1,233,333 shares of its common stock and to the incorporation by reference therein of our report dated May 2, 2011, with respect to the consolidated financial statements and schedule of National Technical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 7, 2011